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                                   EXHIBIT 3.1
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                           Articles of Incorporation
                                       of
                        Treasure Mountain Holdings, Inc.

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                            ARTICLES OF INCORPORATION
                                       OF
                        TREASURE MOUNTAIN HOLDINGS, INC.

        The undersigned natural person, acting as incorporator of the corporation under the Nevada Revised Statues, adopts the following Articles of Incorporation for such corporation.

                                    ARTICLE I

        NAME. The name of the corporation is "Treasure Mountain Holdings, Inc." (hereinafter, the "Corporation").

                                   ARTICLE II

        PERIOD OF DURATION. The period of duration of the Corporation is perpetual.

                                   ARTICLE III

        PURPOSES AND POWERS. The purpose for which the Corporation is organized is to engage in any and all lawful business.

                                   ARTICLE IV

        CAPITALIZATION. The Corporation shall have the authority to issue 50,000,000 shares of common voting stock having a par value of one mill ($0.001) per share. All stock of the Corporation shall be of the same class and shall have the rights and preferences. Fully paid stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

                                    ARTICLE V

        INITIAL RESIDENT AGENT. The initial resident agent of the Corporation shall be CSC Services of Nevada, Inc., and the street address and mailing address of the initial resident agent are: 502 East John Street, Suite E, Carson City, Nevada 897O6.

                                   ARTICLE VI

        DIRECTORS. The Corporation shall be governed by a Board of Directors consisting of no less than three directors. The number of directors constituting the initial Board of Directors is three and the name and street address of the persons who shall serve as directors until their successors are elected and qualified are, to-wit:

                        Kevin 0. Boyer
                        4848 South Highland Drive, #112
                        Salt Lake City, UT 84117

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                        Jeff Page
                        392 West 400 North
                        Bountiful, UT 84010

                        David Bolton
                        1063 South Sandy Creek Drive
                        Sandy, UT 84094

                                   ARTICLE VII

        INCORPORATOR. The name and street address of the incorporator is:

                        Kevin 0. Boyer
                        4848 South Highland Drive, #112
                        Salt Lake City, UT 84117

                                  ARTICLE VIII

        CONTROL SHARE ACQUISITIONS. The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

                                   ARTICLE IX

        INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS. To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities.



                                        /s/ Kevin O. Boyer
                                        ------------------------------
                                        Kevin O. Boyer


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